Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contacts:
James Dwyer	Monica Orbe
(212) 518-5450	(212) 518-5455
James.Dwyer@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Corporation to Permanently Close Suralco Refinery

Company to impair gas exploration assets in Western Australia;

No significant fourth quarter financial impact from power outage at Portland Aluminum smelter

New York, January 3, 2017 – Alcoa Corporation (NYSE: AA) today announced that it intends to permanently close the Suralco alumina refinery and bauxite mines in Suriname, fully curtailed since November 2015. The Government of the Republic of Suriname and Alcoa continue to develop definitive agreements concerning Suralco’s remaining activities in the country and the future of the bauxite industry in Suriname. Pending completion of those agreements, Alcoa will continue to operate the Afobaka hydroelectric facility, which supplied power to the Suralco operations.

“We are working in partnership with the Government of the Republic of Suriname to reach the best possible solution that would enable Suriname to maintain its bauxite industry. Dialogue is ongoing and progress is being made,” said Roy Harvey, Chief Executive Officer of Alcoa. “As we enter 2017, we also continue to streamline and strengthen our portfolio to better focus on our businesses and the growth opportunities ahead.”

As a result of the permanent closure of the mines and refinery, Alcoa will record in the 2016 fourth quarter:

•	$90 million in restructuring-related charges, after-tax and noncontrolling interest. Alcoa’s share of total cash costs associated with the closure, inclusive of prior accruals, are estimated to be $151 million over five years, with $24 million to be spent in 2017.

Additionally in the 2016 fourth quarter, Alcoa has announced that it will record a:

•	$31 million non-cash charge, after-tax and noncontrolling interest, to impair Alcoa of Australia Limited’s (AofA) interests in a Western Australia gas field. AofA determined that the completed exploration activities do not support the current carrying value.

The combined impact of the charges described above is estimated to be $0.66 per share.

Alcoa also today announced that the December 1, 2016 power outage at the Portland Aluminum smelter in Victoria, Australia is not expected to have a significant unfavorable impact on fourth quarter results. The smelter is an unincorporated joint venture between AofA (55 percent), CITIC (22.5 percent), and Marubeni Aluminium Australia (22.5 percent).

AofA and Suralco are part of the Alcoa World Alumina and Chemicals (AWAC) group of companies owned 60 percent by Alcoa and 40 percent by Alumina Limited. The AWAC partnership agreements between Alcoa and Alumina Limited provide for the allocation of certain liabilities occurring prior to AWAC’s formation on January 1, 1995 according to a party’s preformation ownership interest. While Alcoa and Alumina Limited are currently in the process of allocating AWAC’s Suralco-related costs and liabilities in accordance with those provisions, the recorded charges represent Alcoa’s view of the liabilities at the present time.

On November 1, Alcoa Corporation announced it had completed the separation from its parent company Alcoa Inc. (now named Arconic Inc.) and began operating as an independent, publicly-traded company.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products, with a strong portfolio of value-added cast and rolled products and substantial energy assets. Alcoa is built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter and on Facebook at www.facebook.com/Alcoa.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

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